SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Jennison Mid-Cap Growth Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

YOUR FUND’S SHAREHOLDER MEETING HAS ADJOURNED!

Dear Shareholder:

The Special Meeting of Shareholders of the Jennison Technology Fund has been adjourned until August 24, 2007 due to insufficient voter participation.

To avoid the additional costs of another potential adjournment, please vote your shares today.

So far, the response to the proposal has been overwhelmingly favorable, but we have not received the necessary number of responses to meet the voting requirements. The proposal can only be approved if a certain number of outstanding shares are voted, which is why your vote is so important.

For the reasons described in the proxy materials mailed to you earlier, and which you can find online at www.prudential.com/fundchanges, the Board of Directors of your Fund believes the proposal is in the best interest of shareholders and unanimously recommends that you vote in favor of the proposal. Please choose among the following easy options today for recording your vote:

1.	Vote by Telephone. You may cast your vote by telephone by calling the toll free number listed on the enclosed proxy card and by following the prerecorded information. Please have your proxy materials, including the control number on your proxy card, available.

2.	Vote via Internet. You may cast your vote using the internet by logging onto the internet address located on the enclosed proxy card and following the instructions on the website. Please have your proxy materials, including the control number on your proxy card, available.

3.	Vote by Mail. You may cast your vote by mail by signing, dating and mailing the enclosed voting instruction form or proxy card in the postage-prepaid return envelope provided.

If you have further questions regarding the proposals, voting process or would like to obtain additional copies of the materials, do not hesitate to call our proxy solicitor, D.F. King & Co., Inc., from whom you may also receive a call, toll free at (800) 735-3428.

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE TODAY.